UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (D

ate of earliest event reported) April 8, 2020

PVH CORP. /DE/
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 MADISON AVENUE, NEW YORK, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212)-381-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	PVH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT; ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
On April 8, 2020, PVH Corp. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the lenders party thereto from time to time, and Barclays Bank PLC as administrative agent.
The following is a description of the material terms of the Credit Agreement:
The Credit Agreement consists of a $275,000,000 U.S. dollar-denominated revolving credit facility (the “Revolving Credit Facility”), under which the Company is the borrower.  The Company may increase the commitment under the Revolving Credit Facility by an aggregate amount not to exceed $100,000,000, subject to certain customary conditions.
Currently, no Company subsidiary has guaranteed the Company’s obligations under the Credit Agreement and the obligations under the Credit Agreement are unsecured. The Company may cause any of its subsidiaries to guarantee its obligations under the Credit Agreement by providing the administrative agent a counterpart agreement pursuant to which such subsidiary shall become a guarantor under the Credit Agreement. In addition, within 120 days after the occurrence of a specified credit ratings decrease (as described in the Credit Agreement), (i) the Company must cause each of its wholly owned United States subsidiaries (subject to certain customary exceptions) to become a guarantor under the Credit Agreement and (ii) the Company and each subsidiary guarantor will be required to grant liens in favor of Barclays Bank PLC, as collateral agent, on substantially all of their respective assets (subject to customary exceptions).
The Revolving Credit Facility will mature on April 7, 2021.
The outstanding borrowings under the Credit Agreement are prepayable at any time without penalty (other than customary breakage costs).  The borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, as determined at the Company’s option, either (a) a base rate determined by reference to the greater of (i) the prime rate, (ii) the United States federal funds effective rate plus 1/2 of 1.00% and (iii) a one-month reserve adjusted Eurocurrency rate plus 1.00% or (b) an adjusted Eurocurrency rate, calculated in a manner set forth in the Credit Agreement.
The initial applicable margin with respect to borrowings will be 2.25% for adjusted Eurocurrency rate loans and 1.25% for base rate loans, respectively. The applicable margin for borrowings will be adjusted based upon the Company’s public debt rating (as more fully described in the Credit Agreement) after the Company delivers a notice to the administrative agent of any publicly announced change in the Company’s public debt rating.
The Company has not yet made any borrowing under the Credit Agreement.
The Credit Agreement requires the Company to comply with customary affirmative, negative and financial covenants.  The Credit Agreement requires the Company to maintain a minimum interest coverage ratio and a maximum net leverage ratio.  The method of calculating all of the components used in such financial covenants is set forth in the Credit Agreement.
The Credit Agreement contains customary events of default, including but not limited to, nonpayment; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended; certain events related to certain of the guarantees by certain of the Company’s subsidiaries, if applicable, and certain pledges of its assets and those of certain of its subsidiaries, if applicable, as security for the obligations under the Credit Agreement; and a change in control (as defined in the Credit Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer Mark D. Fischer Executive Vice President and Secretary

Date: April 8, 2020